Exhibit 99.1

[GRAPHIC OMITTED][NORTHROP GRUMMAN NEWS LOGO]


                             Contacts:   Frank Moore (Media) (310) 201-3335
                                         Gaston Kent (Investors) (310) 201-3423


For Immediate Release



Northrop Grumman Board Increases Common Stock Dividend;
-------------------------------------------------------
Declares 2 for 1 Stock Split
----------------------------

     LOS ANGELES - May 12, 2004 - Northrop Grumman Corporation (NYSE: NOC) announced today that its Board of Directors, at a meeting held yesterday, approved a 15 percent increase of the common stock quarterly dividend to $0.46 per share. The Board also declared a two-for-one split of the company's common stock to be distributed in the form of a stock dividend.

     The quarterly cash dividend of $0.46 per share, up from $0.40 per share on a pre-split basis, will be payable June 5, 2004, to shareholders of record as of the close of business May 24, 2004.

     Shareholders of record on May 28, 2004, will receive one additional share for each share of Northrop Grumman common stock payable June 21, 2004. As a result, the number of outstanding shares of Northrop Grumman common stock will increase to approximately 360 million.

     The board also declared a regular dividend of $1.75 per share on the company's Series B convertible preferred stock, payable July 15, 2004, to shareholders of record as of the close of business July 2, 2004.

     "Today's actions further demonstrate the board's confidence in the performance of our business and our ongoing commitment to enhancing shareholder value," said Ronald D. Sugar, Northrop Grumman's chairman, chief executive officer and president. "With solid growth prospects and an improving credit profile, we are confident the company will continue to generate strong cash flow to support a range of shareholder-enhancing initiatives, including investment opportunities, dividends and stock repurchases."

     Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 123,000 employees, and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.


Statements about the company's expectations of future cash flow, credit rating improvement and shareholder value enhancing actions are "forward-looking statements" intended to be within the protections of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that are set forth in the company's filings from time to time with the Securities and Exchange Commission, including without limitation, Northrop Grumman reports on Form 10-K and 10-Q.


                                    ###


                                                                   0504-155